Exhibit 99.1

April 8, 2015

Tulsa, Oklahoma

First Trinity Financial Corporation Reports Growth in 2014 Earning

Tulsa based First Trinity Financial Corporation (“First Trinity Financial”), along with its subsidiaries, Trinity Life Insurance Company and Family Benefit Life Insurance Company, reported increased growth, expansion and profits in 2014.

Consolidated Net Income and Revenues

Net Income more than doubled in 2014, with a 116.5 percent increase from $889,323 in 2013 to $1.9 million in 2014.  Net income in 2014 was First Trinity Financial's highest earnings year-to-date excluding the 2011 net income which included a net gain of $6.9 million from the acquisition of Family Benefit Life Insurance Company.

Revenues for 2014 reached an all-time high for the company. First Trinity Financial reported consolidated revenue of $17.8 million, up more than 10.7 percent over 2013. Revenue was driven by life insurance premiums, investment income and realized gains on investments.

"First Trinity Financial had a great year in 2014," Gregg Zahn, CEO of First Trinity Financial said. "Our strength and sustainability shows in our numbers."

Assets

First Trinity Financial's combined assets grew 19.6 percent, from $183 million to $219 million, an increase of $36 million. This growth in assets was primarily attributed to the organic growth of its life companies. First Trinity Financial’s asset growth has exceeded all projections to date.

"First Trinity Financial has grown substantially over the past couple years and 2014 was no different," said Zahn. "We have great momentum heading into 2015."

Investments

Over the past several years, First Trinity Financial has seen steady growth in both net investment income and realized investment gains. In 2014, net investment income and net realized gains increased to $9.7 million from $8.1 million in 2013, an 18.9% increase.

"We've seen an increase in our net investment income and net realized gains due to several factors including the exponential increase in invested assets over the past several years and the decision to diversify our investment portfolio," Zahn said.

Statutory Life and Annuity Premiums

The combined statutory premiums and annuity considerations from First Trinity Financial's life insurance operations grew 31 percent from $29.4 million in 2013 to $38.6 million in 2014, an increase of $9.2 million.  This increase was a direct result of the organic growth of First Trinity Financial's life insurance subsidiaries, Trinity Life Insurance Company and Family Benefit Life Insurance Company.

States of Operations

Trinity Life Insurance Company and Family Benefit Life Insurance Company are now licensed in 24 states. In 2014, Family Benefit Life Insurance Company was approved to conduct business in Georgia, Louisiana, Michigan, Mississippi, North Carolina, Ohio, Tennessee, Virginia and pending approval in Alabama. This more than exceeds Zahn's expectations from the past years.

"After successfully expanding our services through the south and southeastern portion of the United States, I have never been so optimistic for the company's future," Zahn said. "We have additional expansion plans and look forward to better serving our customers."

About First Trinity Financial

First Trinity Financial Corporation is an insurance holding company based in Tulsa, Oklahoma. First Trinity Financial operates two life insurance subsidiaries, Trinity Life Insurance Company, Tulsa, Oklahoma, and Family Benefit Life Insurance Company, Jefferson City, Missouri, and are focused on term life insurance, whole life insurance and annuities.

In a series of stock offerings, First Trinity Financial successfully raised $26.4 million through Private Placement and public stock offerings. First Trinity Financial is currently owned by over 4,000 Oklahoma residents. Since inception, First Trinity Financial has dedicated itself to help stem the outflow of capital from our state by providing a broadly held Oklahoma financial services corporation offering innovative, attractive and competitive financial products and financial services.